Exhibit 99.4

ROTECH’S BUSINESS

The following discussion of the business of Rotech (referred to as the “Company,” “our,” or “we” in this discussion) and its subsidiaries should be read in conjunction with our audited consolidated financial statements and related notes as of and for the years ended December 31, 2024 and 2023. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from Rotech’s management’s expectations.

Overview

Rotech is a leading provider of HME products and services in the United States. We enable the treatment of patients in their homes, including chronic patients, acute patients or patients with both chronic and acute needs. We offer a comprehensive range of HME products and services for home healthcare and delivery across six core business lines: (1) oxygen, (2) ventilators, (3) sleep therapy, (4) wound care, (5) diabetics and (6) DME. Our Payor clients include commercial insurers, Medicare, Medicaid, the Department of Veterans Affairs and private individuals. As of December 31, 2024, we had more than 1 million active patients across over 300 service locations in 45 states, supported by approximately 4,000 FTE employees and we had more than 3,000 Payor plans in place, from large national to regional and local.

Rotech aims to be the industry’s highest-quality provider of HME products and services, while maintaining its commitment to being a low-cost operator. We believe that we offer a compelling value proposition to patients, providers and Payors by enabling patients to receive care and services in the comfort of their own homes while also reducing treatment costs as compared to in-patient settings. Our key HME products and services include stationary and portable home oxygen equipment, non-invasive and invasive ventilators, CPAP and BiPAP devices, NPWT pumps and supplies and other DME. Our revenues are generated primarily through fee-for-service arrangements with Payors for equipment, supplies, services and other items we rent or sell to patients. With an expansive network of Payor contracts, delivery technicians and therapists that is not readily replicated, we are well positioned to provide home healthcare that require high-quality service, providing a bridge from the in-patient care setting to the home.

We believe key differentiators from our competitors are our national scale and footprint, our culture of disciplined and profitable growth, our relentless operational rigor and focus on cash collections, and our proprietary technology platform. We sit at the nexus of referring providers, Payors, patients, and suppliers—all of whom share the goal of keeping patients as healthy as possible in the comfort of their homes. We have long-standing relationships with referral sources across the country that refer patients to us because of our end-to-end product and service offerings, national distribution footprint, and our reputation for delivering consistent, quality service. We enjoy deep and long-standing relationships with major Payors, including government, national and regional insurers and MCOs, many of whom we have contracted with for over 15 years. We believe that Payors and referral sources highly value our ability to reliably provide access to home healthcare and reduce unnecessary in-patient stays.

Coupled with scalable technology and centralized operations, including customer service and revenue cycle management, we continue to grow our patient base while maintaining operational efficiency in a cost-efficient manner. We focus on improving the operational efficiencies of our business through various new technology initiatives and data analytics capabilities. We believe we can continue to enhance our cash profile through continued focus on profitable products and services, disciplined management of capital expenditures and by controlling our costs. Our scalable platform and infrastructure allows us to continue to evaluate and add new products and services that we believe have the potential to deliver high growth rates and attractive margins.

Service Lines

We offer HME products and services for home healthcare in six core business lines: (1) Oxygen; (2) Ventilators; (3) Sleep Therapy; (4) Wound Care; (5) Diabetes and (6) DME. Through our offerings, we provide a broad range of HME products and services and provide patients with a variety of clinical and administrative support services and supplies, most of which are prescribed by a physician as part of a care plan. We provide substantial benefits to both patients and Payors by allowing patients to receive necessary care and services in the comfort of their own homes while reducing the cost of treatment at in-patient facilities. Our services include:

•	providing home delivery, set up and maintenance of medical equipment and supplies;

•	reducing burden on patients by conducting eligibility authorization and processing claims to Payors on behalf of patients;

•	educating patients and caregivers about health conditions or illnesses and providing instructions about home safety, self-care and proper use of equipment;

•	monitoring treatment compliance and intervening to enhance compliance;

•	monitoring patients with complex respiratory treatments and individualized treatment plans; and

•	reporting patient progress and status to the physician, national and regional insurers and/or MCOs.

Revenue Data

Rental and sale revenues are disaggregated by the following principal service categories:

(in thousands)	December 31, 2024	December 31, 2023
Rental revenues:
Oxygen	$231,602	$243,625
Ventilators	98,174	105,982
Sleep therapy	63,228	75,668
Wound care	8,713	18,943
Durable medical equipment	20,991	24,522
Sale revenues:
Oxygen	6,147	6,250
Sleep therapy	178,676	173,587
Wound care	13,033	24,300
Durable medical equipment	16,779	16,728
Diabetics	37,760	41,143
Capitation revenues	50,653	22,624

	$725,756	$753,372

Oxygen.

We are one of the largest providers of home oxygen therapies in the United States, which includes the supply of stationary and portable home oxygen equipment. Our key products include oxygen concentrators, portable oxygen concentrators, home fill systems, tanks and oxygen contents. These products are used to treat a variety of conditions, including COPD, emphysema and chronic bronchitis (collectively, the third leading cause of death in the United States). In particular, oxygen concentrators are devices that concentrate the oxygen in ambient room air by selectively removing nitrogen to supply a more highly oxygen-enriched gas product to patients who suffer from reduced oxygen saturation. We have a highly trained workforce of full-time professionals who monitor compliance with both state and federal regulatory requirements and Payor requirements, who deliver and set up home oxygen equipment and who educate and monitor our patients to ensure compliance with their physician prescription. In 2024, we served approximately 385,000 oxygen patients.

Ventilators.

We are a leading provider of both non-invasive and invasive ventilators for patients with neuromuscular disease, thoracic restrictive disease and chronic respiratory failure related to COPD. Ventilators provide breathing support to patients with chronic respiratory failure by assisting patients in the exchange of oxygen and carbon dioxide, provide positive pressure support to assist patients’ own breathing efforts and, when prescribed, can induce mechanical breathing independent of the patient’s effort. Non-invasive ventilation (“NIV”) delivers breathing support through a non-invasive method, such as a nasal mask, while invasive ventilators deliver breathing support through a tracheostomy. Ventilators help fully inflate the lungs, improving blood oxygen levels and reducing carbon dioxide levels. Ventilators can also help enhance the quality of sleep and alleviate symptoms resulting from low levels of oxygen or accumulated carbon dioxide like morning headaches, daytime fatigue and shortness of breath. In 2024, we served more than 21,800 patients on ventilator treatment.

NIV is an effective form of therapy that can help maintain or improve quality of life, as well as reduce COPD exacerbation frequency, hospital admission rates and length-of-stay in hospitals, thereby reducing healthcare costs for patients suffering from chronic respiratory failure resulting from COPD exacerbations. Studies have shown that NIV reduces the need for intubation and complications in these patients while increasing survival rates.

We employ a nationwide clinical staff, including home respiratory therapists who perform patient assessments and set ups for highly complex clinical equipment and provide direct patient care, monitoring and 24-hour support services under physician-directed treatment plans and in accordance with our proprietary program.

Sleep Therapy.

We are one of the largest providers of OSA therapy devices, including PAP devices, of which CPAP is the most common, and patient support services in the United States. Our key products include CPAP, BiPAP and supplies such as face masks, humidifiers and tubing. CPAP devices provide continuous positive pressure to maintain an open airway during sleep. Obstructive sleep disorders are commonly occurring comorbid conditions with many diseases, including diabetes and obesity. Our sleep therapy products are primarily used to treat OSA in the home setting. In 2024, we served approximately 471,000 patients undergoing sleep therapy, including providing new equipment set up as well as resupplies.

In order to drive consistent, uninterrupted care, we have a strong re-supply program focused on driving sales of consumables pertaining to the PAP devices in compliance with Payor guidelines. The sale of supplies for our PAP devices represents an attractive “razor-razor blade” model that drives strong recurring revenues for this product line. Further, our CPAP-emergency medical technician (“EMT”) program for OSA utilizes modem-enabled CPAP machines to monitor records for documentation requirements. We employ a nationwide clinical staff, including respiratory therapists who set up PAP devices, provide patient education, monitor compliance and drive therapeutic adherence. In addition, we provide support services under physician-directed treatment plans and in accordance with our proprietary program.

Diabetes.

Due to high comorbidity rates and channel overlaps between diabetes and our core therapy markets and target patient populations, we are well positioned to gain share in the diabetes market. We made four significant acquisitions from October 2022 to July 2023 in the diabetes market, which is a key growth opportunity for the company. Our acquired businesses provide medical devices and supplies such as CGMs and insulin pumps to patients for the treatment of diabetes.

Wound Care Products and Supplies.

We are one of the largest providers of wound care products and supplies in the United States. Our key products include NPWT equipment and wound care dressings and supplies. NPWT devices provide and distribute negative pressure evenly across a wound bed either through a foam or gauze dressing to stimulate blood flow and healing. These products are used to treat chronic wounds caused by skin breakdown and poor circulation, pressure ulcers, diabetic ulcers, post-surgical wounds, burns or other wounds developed as a result of traumatic injury. Chronic wounds are commonly occurring comorbid conditions with many diseases, including diabetes and obesity.

We provide NPWT pumps, supplies and dressings needed for patients’ individualized treatment. Our strength is enhanced by our exclusive distributor agreement with Smith and Nephew, a leading manufacturer of state-of-the-art NPWT pumps and wound care dressings and products. In order to facilitate a streamlined care transition from in-patient to at-home care, we leverage our leading technology platform to obtain insurance approval along with our national distribution network to deliver the initial kit either before the patient is transitioned from the hospital or shortly after they return home. We leverage our centralized distribution facility to provide supplies to the patient to ensure continued treatment as prescribed by their physician. After NPWT is discontinued, we are able to provide patients with the wound care dressings and supplies they need to fully heal their wounds through our Halo Wound Care Solutions division. We also provide wound care dressings and supplies to patients being treated by outpatient wound care clinics across the United States. In 2024, we served more than 32,400 patients with wound care needs.

Durable Medical Equipment.

We supply a wide range of DME products and supplies to help improve the quality of life for patients with home healthcare needs. Our products include walkers, wheelchairs, hospital beds and other mobility aids. Our integrated service approach allows patients, hospital and physician referral sources and MCOs accessing any of our service offerings to also access necessary DME products and services through a single source. In addition, patients are able to directly obtain non-prescription DME products and supplies through our ShopRotech website. In 2024, we served more than 314,000 patients on DME products and supplies.

Patients and Payors

Patients and Payors rely on the HME products and services, and consistent, high-quality of service that we provide in managing patients with chronic as well as acute conditions. Revenues were disaggregated by the following Payor sources as follows:

(in thousands)	December 31, 2024	December 31, 2023
Government:
Medicare	$198,839	$220,803
Veterans Administration	31,542	34,063
Medicaid	17,553	21,769
Other	7,589	5,158
Government	255,523	281,793
Commercial	381,510	383,655
Patient	88,723	87,924

	$725,756	$753,372

Medicare and Medicaid. For the year ended December 31, 2024, approximately 30% of our revenue was from servicing patients with traditional Medicare and state Medicaid programs. The majority of our revenues are derived from rental income on rented equipment and related services provided to patients, as well as the sales of equipment, supplies, pharmaceuticals and other items we sell to patients for patient care under fee-for-service arrangements.

Veterans Administration. For over 20 years, we have provided home oxygen and DME services to veterans across the United States in multiple Veterans Integrated Service Networks. In 2017, the Company and a veteran-owned business partner entered into a Small Business Administration approved Mentor/Protégé Joint Venture (“JV”) relationship. This relationship was established, in part due, to a 2016 U.S. Supreme Court decision favoring veteran-owned small businesses. For the year ending December 31, 2024, approximately 4% of our revenue was derived from servicing VA patients through contracts held by us and our JV relationship.

Commercial Payors. National and regional insurers and MCOs, and third parties that administer on their behalf, continue to represent a significant portion of our business and we have long-standing relationships with most of our commercial Payors. For the year ended December 31, 2024, approximately 53.0% of our revenue was from commercial Payors (which includes all Payors, including Medicare advantage and other non-government Payors). Typically, our commercial Payor contracts are evergreen contracts with original terms of one to three years with automatic extensions unless terminated. Most of our commercial Payor contracts are based on price—we generally do not have contracted volume. We believe that our long-term relationships with national and regional insurers and MCOs provide considerable stability to our business. We had more than 3,000 Payor plans in place, from large national to regional and local.

Patients. We serve chronic as well as acute patients across a wide area of medical conditions by providing medical equipment and supplies across the following product categories: oxygen, ventilators, sleep therapy, wound care and DME. The majority of our patients have chronic conditions with multiple comorbidities that require HME products and services over an extended period of time. For example, for home oxygen, ventilators and sleep therapy equipment, we provide continued equipment servicing and supplies often over multiple years. A minority of our patients have acute conditions that require short-term equipment and/or supplies usage. For example, the length of care for wounds is typically longer than one month and often extends for multiple months. We bill and collect copayments and deductibles from our patients as well as from Payors on behalf of the patients. Starting at the patient’s initial admission and extending through the length of service, we collect the necessary paperwork and information needed for reimbursement from the Payor.

Sales and Marketing

Our sales and marketing strategy is multifaceted and deeply embedded across all functions of the organization. We have a sales-oriented culture and we strive to make all employees drive growth by aligning incentives appropriately. We recruit sales representatives who have substantial industry knowledge and referral relationships, and provide our sales professionals with the necessary clinical and technical training to represent our product and service offerings.

We deploy a bespoke approach to sales and marketing and employ a dedicated team of sales and marketing professionals focused on managed care and referral relationships to drive our sales and marketing strategies. As of December 31, 2024, we have approximately 300 sales personnel, including account executives, business development professionals and dedicated managed care professionals.

Sales Strategies. We have multiple sales strategies to drive growth by geographic market, sales channel and product lines. These strategies include:

•	Major market strategies to build market share in large metropolitan markets;

•	Hospital strategies to further penetrate existing relationships as well as secure new health system and hospital relationships;

•	Individual growth plans for each account executive and location manager with defined target accounts and product growth plans;

•	Identifying opportunities to close gaps in care by leveraging our technology platform; and

•	Continuing to identify opportunities to add sales personnel as needed.

Marketing Initiatives. We have developed and implemented numerous marketing initiatives to enhance the awareness of our HME product and service offerings, including:

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Comprehensive, patient-centric clinical and treatment management programs designed to help improve patients’ quality of life and clinical outcomes and to reduce costs for providers and Payors, including our proprietary value based care offerings:

•	COPD Bridge – Educate and assist COPD patients to self-manage and monitor their condition with weekly in-home visits and constant data monitoring;

•	NIV Now – Improves patient journeys with NIV therapy and CO2 monitoring while providing cost savings to managed care partners; and

•	CPAP EMT – Helps CPAP specialists and respiratory therapists manage and track compliance for CPAP patients, contributing to high CPAP compliance rates.

•	Cross-marketing of different product lines to existing patient base;

•

Continued education of Payors and referral sources on our high level of patient compliance and satisfaction, attractive economics, and the benefits of contracting with Rotech as a multi-service, national provider with both an urban and rural presence; and

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Continued investments in technology to drive marketing efforts, including our proprietary technology platform that includes our revamped corporate website, patient portal and patient app, search engine optimization and social media advertising to drive patient volumes.

Competition

The HME products and services market in which we operate is highly fragmented and highly competitive with thousands of providers. In each of our product lines, there are a limited number of national competitors, including AdaptHealth, LLC, Apria and Lincare Holdings Inc., as well as numerous regional and local competitors. Furthermore, other types of healthcare providers, including industrial gas manufacturers, home healthcare agencies and health maintenance organizations, have entered and may continue to enter the market to compete with our various product and service lines. The competitive environment further increases the importance of establishing relationships with new referral sources and maintaining long-standing relationships with existing sources that refer patients to us, including hospitals, outpatient facilities, physicians and sleep centers, and utilizing our preferred provider agreements and professional service agreements. The competitive factors that are most important in the referral process include the following: being in network, breadth of product offerings, ease of doing business, technology enabled connectivity, quality of service and relationships and reputation with referral sources. We differentiate our service from many of our competitors by having both the necessary personnel and equipment onsite at many healthcare facilities.

Government Regulation

We are subject to extensive government regulation, including numerous federal, state and local laws directed at regulating reimbursement of our products and services under various government programs and preventing fraud and abuse. We maintain certain safeguards intended to reduce the likelihood that we or our employees will engage in conduct or enter into arrangements in violation of these restrictions. Legal department personnel review and approve written contracts, such as agreements with physicians, in accordance with the applicable laws. We also maintain various educational and audit programs designed to keep our managers and employees updated and informed regarding developments on these topics and to reinforce to employees our policy of strict compliance in this area. Notwithstanding these measures, violations of these laws and regulations may still occur, which could subject us to civil and criminal enforcement actions, licensure revocation, suspension, or non-renewal, severe fines and penalties, the repayment of amounts previously paid to us and even the termination of our ability to provide products and services under certain government programs such as Medicare and Medicaid. See “Risk Factors—Risks Related to the Healthcare Industry” for more information.

For the year ended December 31, 2024, approximately 27% and 2% of our revenues were generated by the Medicare and state Medicaid programs, respectively. The majority of our revenues are derived from rental income on equipment rented and related services provided to patients, and the sales of equipment, supplies, pharmaceuticals and other items we sell to patients for patient care under fee-for-service arrangements.

Medicare Reimbursement. There are a number of historic and ongoing legislative and regulatory activities in Congress and at the CMS that affect or may affect Medicare reimbursement policies for products and services we provide. Specifically, a number of important legislative changes that affect our business were included in the MMA, the DRA and MIPPA. The MMA, DRA and MIPPA and their implementing regulations and guidelines contain numerous provisions that were significant to us when enacted and continue to have an impact on our operations today. In addition, legislation including the ACA, the Medicare Access and CHIP Reauthorization Act of 2015 (the “MACRA”), the 21st Century Cures Act (the “Cures Act”) and the Bipartisan Budget Act of 2018 has an ongoing effect on our business.

DMEPOS Competitive Bidding. Regulatory activity affecting Medicare reimbursement includes the DMEPOS CBP, which was mandated by Congress through the MMA. The DMEPOS CBP impacts Medicare reimbursement amounts for suppliers of certain DMEPOS items, and in the past, included some DMEPOS items that we provide to our patients.

In general, when a DMEPOS CBP competition round becomes effective in a competitive bidding area (“CBA”), beneficiaries under the Medicare fee-for-service program must obtain competitively-bid DMEPOS items from a contract supplier. However, suppliers who are not awarded contracts through a DMEPOS CBP competition round, but who are furnishing competitively-bid DMEPOS items at the time a DMEPOS CBP competition round begins, may continue furnishing certain items to beneficiaries if the supplier chooses to become a “grandfathered” supplier. The decision to become a grandfathered supplier applies to all items within a DMEPOS CBP product category that the supplier furnished prior to implementation of the DMEPOS CBP competition round. There are specific payment and policy requirements for grandfathered suppliers under each category of DMEPOS (e.g., capped rental, inexpensive and routinely purchased, oxygen and oxygen equipment), as well as specific beneficiary transition rules that a non-contract supplier must comply with, depending on whether the non-contract supplier chooses to be a grandfathered supplier or not.

In March 2019, CMS announced that it would consolidate all rounds and areas of the DMEPOS CBP into a single round of competition effective January 1, 2021 (“Round 2021”). Round 2021 contracts were scheduled to become effective on January 1, 2021, and to extend through December 31, 2023. For each CBA included in Round 2021, providers submitted bids in September 2019 to CMS offering to supply certain covered items of DME in the CBA at certain prices. A number of products in our product lines originally were included on the list of products subject to Round 2021, including oxygen and oxygen equipment, CPAP devices and respiratory assist devices (“RADs”), nebulizers and NPWT pumps. Although NIVs were originally included in the list of products subject to Round 2021, on April 9, 2020, CMS announced that the NIV product category has been removed from Round 2021 due to the COVID-19 pandemic. By removing NIVs from Round 2021, any Medicare-enrolled DMEPOS supplier can furnish any of the types of ventilators covered under the Medicare program. On October 27, 2020, CMS announced further revisions to Round 2021 of the DMEPOS CBP. Namely, only two out of the original 16 product categories, off-the-shelf (“OTS”) back braces and OTS knee braces, are included in Round 2021 of the DMEPOS CBP. All other product categories were removed from Round 2021.

On May 25, 2023, CMS announced a temporary gap period for the CBP starting January 1, 2024, following the expiration of all Round 2021 contracts for OTS knee and back braces on December 31, 2023. The gap period commenced as anticipated and CMS has yet to announce when the temporary gap period for the CBP would end, but indicated that it would start bidding for the next CBP round after it completes the formal notice and comment rulemaking process and implements necessary changes to the CBP to establish sustainable process, save money for Medicare patients and taxpayers, help limit fraud, waste and abuse, and ensure patient access to quality items and services. During the temporary gap period, any Medicare-enrolled DMEPOS supplier may furnish DMEPOS items and services to patients, with payment in former CBAs based on 100% of the single payment amount for that CBA (increased by the projected percentage change in Consumer Price Index for All Urban Consumers), and payment in non-CBAs based on fully adjusted rates per the applicable methodology under 42 C.F.R. § 414.210(g).

Competitive bidding contracts are expected to be re-bid at least every three years. Although there is currently a gap period, we cannot guarantee that our products will be excluded from any subsequent rounds of the DMEPOS CBP. Further, the competitive bidding process has historically put downward pressure on the amount we are reimbursed in the markets in which we operate, as well as in areas that are not subject to the DMEPOS CBP. The rates required to win future competitive bids could continue to depress reimbursement rates. Rotech will continue to monitor developments regarding the DMEPOS CBP. While we cannot predict the outcome of the DMEPOS CBP on our business in the future nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, the program may materially adversely affect our financial condition and results of operations.

CMS’s decision to cancel the Round 2021 CBP was a significant development for Rotech. On December 28, 2021, CMS permanently finalized the higher blended rates in rural and noncontiguous non-CBAs. Congress further extended a blended higher Medicare reimbursement rate in non-competitive bidding/non-rural areas through December 31, 2023. After December 31, 2023, the reimbursement rate has reverted to 100% of the Medicare fee schedule, adjusted to inflation.

Medicare Fee Schedule for DMEPOS. DMEPOS items that are not subject to the CBP are paid for under the Medicare DMEPOS fee schedule. The fee schedule amounts are calculated on a statewide basis.

The CARES Act provided for a temporary suspension of reduced rates for items and services provided by Rotech. Previously, CMS applied a blended payment rate for DME furnished in rural or noncontiguous non-CBAs. Pursuant to the CARES Act, through the end of the public health emergency, the blended rate was based on 50% of the adjusted fee schedule amount (adjusted based on competitively bid prices) and 50% of the unadjusted DMEPOS fee schedule amount. On December 28, 2021, CMS extended the temporary 50/50 blended rate for rural and noncontiguous non-competitive bidding areas after the public health emergency. This 50/50 blended rate was continued in the 2023 DMEPOS fee schedule.

The CARES Act introduced a new blended rate for DME furnished in non-rural or contiguous non-CBAs that is based on 75% of the adjusted fee schedule amount and 25% of the unadjusted fee schedule amount. The Consolidated Appropriations Act, 2023 further extended the 75/25 blended Medicare reimbursement rate in non-CBA/non-rural areas through December 31, 2023. After December 31, 2023, the reimbursement rate has reverted to 100% of the Medicare fee schedule, adjusted to inflation.

While Rotech cannot predict what Medicare payment rates or coverage determinations will be in effect in future years, changes to payment rates or benefit coverages may materially impact its financial condition and results of operations.

Reimbursement for Capped Rentals and Oxygen Equipment. Medicare covers certain DMEPOS items, including CPAP and RAD under its category for “capped rentals.” In general, items in this category are rented to Medicare beneficiaries, and Medicare payment is based on a monthly rental payment that covers the cost of the base device and any necessary maintenance and service of the device. DMEPOS suppliers may bill Medicare separately for any related accessories (e.g., masks, filters, humidifiers) that are used with the capped rental device. The rental period for these items is limited to 13 months of continuous use, after which time the Medicare monthly payment for the base equipment ceases and the Medicare beneficiary takes ownership of the device. After the capped rental period ends, Medicare continues to pay for replacement of the accessories that are used with the beneficiary-owned device. At the end of the five-year useful life of the equipment, the beneficiary may obtain replacement equipment and, if he or she can be requalified for the Medicare benefit, a new maximum 13-month payment and five-year useful life cycle would begin.

Medicare reimbursement for oxygen and oxygen equipment is limited to a maximum of 36 months within a 60-month service period. The supplier that billed Medicare for the 36th month of service continues to be responsible for the beneficiary’s oxygen therapy needs for months 37 through 60, and there is generally no additional reimbursement for oxygen-generating portable equipment for these later months. CMS does not separately reimburse DMEPOS suppliers for any oxygen tubing, cannulas and supplies that may be required for the beneficiary. The DMEPOS supplier is required to keep the equipment provided in working order and, in some cases, CMS will provide reimbursement for repair costs. At the end of the five-year useful life of the equipment, the beneficiary may obtain replacement equipment and, if he or she can be requalified for the Medicare benefit, a new maximum 36-month payment cycle would begin for the next 60 months of service. Unlike capped rental items, the oxygen equipment always remains the property of the DMEPOS supplier. For 2019, CMS added a new oxygen payment class and set the rental payment for portable liquid oxygen equivalent to the rental payment made for portable concentrators and transfilling equipment. CMS also added a new payment class for high-flow portable liquid oxygen contents when a patient’s prescribed flow rate exceeds four liters per minute. This new high-flow oxygen content class allows for the continuation of high-flow oxygen volume adjustment payments beyond the initial 36 months of continuous use. CMS implemented these changes in a budget neutral manner.

Reimbursement for Non-Invasive Pressure Support Ventilators. For patients experiencing chronic respiratory failure, we offer NIV treatment where the beneficiary meets coverage criteria. Medicare pays for NIV treatment under the DME benefit category for items requiring frequent and substantial servicing, and payments may continue until treatment is no longer medically necessary (rather than being capped after a certain period of time). CMS and its contractors have expressed concerns about the recent substantial increase in Medicare billing for non-invasive pressure support ventilators. As described by the HHS-OIG in a September 2016 data brief, ventilator technology has evolved so that it is possible for a single device to treat numerous respiratory conditions by operating in several different modes. According to the HHS-

OIG, this creates an opportunity for abuse if DMEPOS suppliers were to bill Medicare for the device as if it were being used as a ventilator, when use of a lower cost device (e.g., CPAP, RAD) is indicated based on the beneficiary’s medical condition. The HHS-OIG’s data brief examined the results of prepayment reviews conducted by two of the DME medical administrative contractors (“MACs”) that resulted in the denial of more than 90% of claims for NIVs. The primary reason cited for many of these denials was insufficient clinical documentation. Following the release of the HHS-OIG’s 2016 data brief, in which the HHS-OIG recommended that CMS monitor providers with the largest market shares of ventilator beneficiaries, CMS consolidated billing codes for ventilators effective January 1, 2016 and decreased the reimbursement amount for non-invasive pressure support ventilators.

Claims Auditing and Monitoring and Medical Necessity Documentation Requirements. As a Medicare provider, we are subject to extensive government regulation, including laws and regulations directed at ascertaining the appropriateness of reimbursement, preventing fraud and abuse, and otherwise regulating reimbursement under the Medicare program. The federal government has contracted with private entities to audit and recover revenue resulting from payments made in excess of those permitted by federal and state benefit program rules. These entities include but are not limited to comprehensive error rate testing program contractors that are responsible for measuring improper payments on Medicare fee-for-service claims and the UPIC that are responsible for the identification of suspected fraud through medical record review.

In order to ensure that Medicare beneficiaries only receive medically necessary items and services, the Medicare program has adopted a number of documentation requirements. Additionally, to ensure compliance with Medicare, the DME MACs conduct pre- and post-payment audits or other types of inquiries, and request patient records and other documentation, to support claims we submit for payment for services and products we render to Medicare beneficiaries. These audits typically involve a complex medical review, by Medicare, or its designated contractors and representatives, of documentation supporting the services and products provided. In connection with a Medicare request for supporting documentation, we are obligated to procure and submit the underlying medical records retained by various clinical providers, medical facilities and prescribers. Obtaining these medical records in connection with a claims audit may be challenging and, in any event, all of these records are subject to further examination, interpretation and dispute by the auditing authority. Under standard Medicare procedures, we are entitled to demonstrate the sufficiency of documentation and the establishment of medical necessity, and we have the right to appeal any adverse determinations. If a determination is made that our records or the patients’ medical records are insufficient to meet medical necessity or Medicare coverage or reimbursement requirements for the claims, we could be subject to denials or overpayment demands for claims submitted for Medicare reimbursement. In the rare event that such an audit results in major discrepancies of claims records which lacked medical necessity, Medicare may be entitled to take additional corrective measures, including extrapolation of audit results across a wider population of claims, submission of recoupment demands for claims other than those examined in the audit, or placing the provider on a full pre-payment review.

Face-to-Face Provisions for DMEPOS. In November 2012, CMS issued a final rule that implemented a provision of the SSA establishing requirements for a face-to-face encounter and written orders prior to delivery for certain items of DMEPOS. As written, the final rule would have required a physician to document that the physician, or a nurse practitioner, physician assistant or clinical nurse specialist, had a face-to-face encounter with the beneficiary prior to issuing a written order to the beneficiary for certain DMEPOS items. The MACRA eliminated this face-to-face requirement as originally written, and revised the requirement to be that a physician, nurse practitioner, physician assistant or clinical nurse specialist must document they have written an order for a DMEPOS item pursuant to a face-to-face encounter with the beneficiary, but that encounter could have occurred anytime within the six months before the order was written for the DMEPOS item.

Prior Authorization Rules for DMEPOS. In December 2015, CMS issued a final rule to require prior authorization (“PA”) by Medicare for certain DMEPOS items that the agency characterizes as frequently subject to unnecessary utilization. The final rule specifies a master list of DMEPOS items that potentially could be subject to PA and CMS will update this master list annually. The first two DMEPOS items requiring PA are two types of power wheelchairs (single and multiple power options) and in March 2017 the DME MACs began accepting PA requests for these items. The PA final rule did not create any new clinical documentation requirements; instead, the same information necessary to support Medicare payment was required, but simply prior to the DMEPOS item being furnished to the Medicare beneficiary.

CMS has established a list of DMEPOS items frequently subject to unnecessary utilization. Items on this list could be subject to PA as a condition of Medicare payment. Since 2012, CMS also has maintained a list of categories of DMEPOS items that require face-to-face encounters with practitioners and written orders before the DMEPOS supplier may furnish the items to Medicare beneficiaries. In a final rule published in November 2019, CMS combined these two lists to create a single, unified “master list” that CMS will use to identify DMEPOS items for which face-to-face encounters, written orders prior to delivery, and/or PA will be required. This expanded master list increases the number of DMEPOS items potentially eligible to be subject to prior authorization, face-to-face encounters, and written order prior to delivery requirements as a condition of payment.

While the current list of DMEPOS items requiring PA does not affect any of our products other than support surfaces, oxygen concentrators and home ventilators, CMS may include products from our product lines on the required PA list in future phases of the PA process. If any of our products are ultimately subject to PA, it could reduce the number of our patients qualified to come on service using their Medicare benefits, it could delay the start of those patients’ service while we wait for PA to be received, and/or it could decrease our sales productivity. As a result, this could adversely affect our business, financial condition, results of operations, cash flow, capital resources and liquidity.

Reimbursement Under Medicare Part C (Medicare Advantage). We maintain contracts to provide HME products and services to a significant number of managed care companies that maintain Medicare Advantage plans nationwide. While Medicare Advantage plans are required to cover all benefits to which beneficiaries are entitled under the Medicare Parts A and B programs, these plans have flexibility to negotiate and set payment rates that differ from the Medicare rates. Further, the DMEPOS CBP only applies to the Medicare fee-for-service program and therefore does not apply to Medicare Advantage plans. Enrollment in Medicare Advantage plans continues to grow and these plans are likely to continue to be attractive alternatives to traditional Medicare fee-for-service for those beneficiaries who choose them and we intend to continue to contract with these plans.

We cannot estimate the combined possible impact of all legislative, regulatory, and contemplated reimbursement changes that could have a material adverse effect on our business, financial condition and results of operations. Moreover, our estimates of the impact of certain of these changes appearing in this “Government Regulation” section are based on a number of assumptions and there can be no assurance that the actual impact was not or will not be different from our estimates.

Medicaid Reimbursement. State Medicaid programs implement reimbursement policies for the products and services we provide. Such policies may or may not be similar to those of the Medicare program. Budget pressures on state Medicaid programs often result in pricing and coverage changes that may have a detrimental impact on our operations. States sometimes have adopted alternative pricing methods for HME products and services under their Medicaid programs that reduce the level of reimbursement received by us, without a corresponding offset or increase to compensate for the service costs incurred.

The Cures Act accelerated the implementation of the omnibus spending bill passed in December 2015 that requires state Medicaid agencies to match Medicare reimbursement rates for certain DME items, including oxygen, to be effective beginning January 1, 2018. Through passage of the Cures Act, Congress added section 1903(i)(27) to the SSA, which prohibits federal Medicaid reimbursement to states for certain DME expenditures that are, in the aggregate, in excess of what Medicare would have paid for such items. As such, a state’s Medicaid expenditures for DME items that are subject to this provision will be determined in the aggregate and any expenditures in excess of what Medicare would have paid for such items in the aggregate, either on a fee schedule basis or under its competitive bidding process, are not eligible for federal financial participation. CMS issued guidance through a federal register notice published on November 28, 2017 and in a state Medicaid director letter dated December 27, 2017 regarding state implementation of this Medicaid program requirement. Unfortunately, most states did not take the appropriate action and this became effective on January 1, 2018. States then worked to enact changes to their fee schedules. In addition, states considered whether to make such changes retroactive to January 1, 2018. The impact of this Medicaid program requirement has varied by state, depending on how much the state’s Medicaid fee-for-service rate differs from the applicable Medicare rate.

During the COVID-19 Pandemic, Medicaid rolls increased between February 2020 and March 2023 as enrollment barriers were relaxed and beneficiaries were permitted to stay on Medicaid, referred to as the “continuous enrollment” provision, which ended on March 31, 2023. Subsequently, more than 25 million Medicaid enrollees were disenrolled and now are potentially uninsured or underinsured. The loss of coverage for these individuals impacts the Company’s ability to provide services to them.

We continuously evaluate the possibility of discontinuing or reducing, as permitted, our Medicaid business in certain states with reimbursement policies that make it difficult for us to conduct our operations profitably. We cannot currently predict the adverse impact, if any, that any such reduction in our Medicaid business might have on our business, financial condition and results of operations, but such impact could be material. In addition, we cannot predict whether states may consider adopting additional reimbursement reductions or whether any such changes could have a material adverse effect on our business, financial condition and results of operations.

HIPAA / HITECH / Federal and State Consumer Protection and Privacy and Security Requirements. HIPAA applies to covered entities (health care providers that engage in electronic standard transactions, health plans, and health care clearinghouses) and their business associates (persons that provide services for or on behalf of covered entities) involving the creation, receipt, maintenance, and/or transmission of PHI. HIPAA is comprised of a number of obligations and individual rights pertaining to the privacy and security of certain PHI, security measures that must be implemented in connection with protecting PHI and related systems, as well as the standard formatting of certain electronic health transactions. HITECH further regulates how covered entities and business associates may use and disclose PHI. In addition, HIPAA requires covered entities to use the electronic standard transactions, operating rules, code sets and unique identifiers that have been adopted through regulation by the Secretary. We are subject to HIPAA as a covered entity. We enter into contracts with our business associates to require those business associates to safeguard PHI in accordance with the requirements of HIPAA and HITECH; we also sometimes enter into contracts as the business associate of another covered entity.

Under the Cures Act, Congress authorized the Office of the National Coordinator for Health Information Technology (“ONC”) to engage in rulemaking that would drive interoperability and provide timely access to health information through standardized application programming interfaces to seamlessly coordinate care, improve outcomes and reduce the cost of care, known as the “Information Blocking Rules.” CMS also published new regulations under their authority to regulate managed care plans and healthcare providers participating in Medicare and Medicaid programs that enable better patient access to their health information and reduce the burden on Payors and providers. The Information Blocking Rules became effective on April 5, 2021. We may be considered an “actor” subject to the Information Blocking Rules or may participate in a health information exchange or network under the ONC and CMS Interoperability Rules. As such, we will likely be required to comply with the new regulatory framework that is emerging around value-based payments and patient-centered care.

Numerous other federal and state laws that protect the confidentiality, privacy, availability, integrity and security of PHI and healthcare related data also apply to us. In many cases, these laws are more restrictive than, and not preempted by, the HIPAA and HITECH rules and requirements, and may be subject to varying interpretation by courts and government agencies, creating complex compliance issues for us and potentially exposing us to additional expenses, adverse publicity and liability.

Further, federal and state consumer laws are being applied increasingly by the FTC and state enforcement authorities, to regulate the collection, use and disclosure of personal information or PHI, and to ensure that businesses and organizations maintaining personal information about individuals implement appropriate data safeguards. For example, the CCPA provides California residents with certain individual privacy rights and imposes data privacy and cybersecurity obligations on covered companies. The CCPA requires covered companies to provide certain disclosures to California residents about such companies’ data collection, use, sharing and other processing practices and to provide California residents with ways to opt-out of certain sales or transfers of their personal information, and provides California residents with certain additional causes of action. Although there are limited exemptions for PHI and HIPAA regulated entities, and the CCPA’s implementation standards and enforcement practices are continuing to develop and remain uncertain for the foreseeable future, the CCPA may increase our compliance costs and potential liability. Numerous other states have also enacted, or are considering enacting, their own comprehensive laws relating to data privacy and cybersecurity. Courts also may adopt the standards for fair information practices promulgated by the FTC that concern consumer notice, choice, security and access.

New information standards, whether implemented pursuant to federal or state laws, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with such standards could be significant. We have implemented various compliance measures in connection with the HIPAA, HITECH and the Cures Act rules and requirements, and other federal and state privacy and security rules and requirements, but we may be required to take additional steps, including costly system purchases and modifications, to comply with these rules and requirements as they may evolve over time. We face potential administrative, civil and criminal sanctions if we do not comply with the existing or new laws and regulations dealing with the privacy and security of PHI and patient information. Imposition of any such sanctions could have a material adverse effect on our operations. Similarly, if we, or any of our business associates, experience a breach of PHI or other personal information, the breach reporting requirements required by HIPAA and state laws could result in substantial financial liability and reputational harm.

Enforcement of Healthcare Fraud and Abuse Laws. We understand the federal government, federal agencies and various state counterparts, have made policy decisions to continue increasing the financial resources allocated to enforcing healthcare fraud and abuse laws. Commercial Payors also have increased their level of scrutiny of healthcare claims (often through a “special investigations unit,” which will sometimes allow the Payor to have a much lengthier “lookback” period on questioning claims), in an effort to identify and pursue allegedly fraudulent and abusive practices in the healthcare industry. Violation of these federal and state laws can result in the imposition of criminal and civil monetary penalties as well as exclusion from participation in federal and state healthcare programs. Exclusion for a minimum of five years is mandatory for a felony conviction under certain circumstances (including for a healthcare fraud offense), and the presence of aggravating circumstances in a case can lead to an even longer period of exclusion. The federal government also has the discretion to exclude providers for certain conduct even absent a criminal conviction or when the conduct is unrelated to fraud or abuse. Exclusion may be warranted when a company participates in a fraud scheme, pays or receives kickbacks and/or fails to provide services of a quality that meets professionally recognized standards. The HHS-OIG also has authority under certain circumstances to suspend or terminate Medicare billing privileges during the course of an investigation, or to issue civil monetary penalties. See SSA Section 1128(b)(7) for exclusion criteria.

We seek to structure our business operations, our financial relationships with referral sources, our billing and documentation practices, and other practices to comply with applicable laws. However, we cannot ensure that a federal or state agency charged with enforcement of these various laws might not assert a contrary position or that new federal or state laws might not be enacted that would cause these arrangements to become illegal or result in the imposition of penalties on us or certain of our facilities and operations. In addition, a relator may file FCA cases, even when the government does not intervene or elect to pursue us for conduct such relators may allege. If any of those allegations were successfully asserted against us or even if there is an assertion of a potential violation, there could be a material adverse effect on our business, financial condition, results of operations, cash flow, capital resources and liquidity.

Anti-Kickback Prohibitions. As a provider of services under the Medicare and Medicaid programs, we must comply with the AKS. The AKS prohibits the offer or receipt of any bribe, kickback, or rebate in return for the referral of patients, products, or services covered by federal healthcare programs. Federal healthcare programs have been defined to include plans and programs that provide healthcare benefits funded by the United States government, including Medicare, Medicaid and TRICARE (formerly known as the Civilian Health and Medical Program of the Uniformed Services), among others. The AKS covers any arrangement where even “one purpose” of the remuneration is to influence referrals. Violations of the AKS may result in civil and criminal penalties and exclusion from participation in federal healthcare programs, as well as trigger liability under the FCA.

Despite the breadth of the AKS’s prohibitions, there are only a limited number of statutory exceptions that protect various common business transactions and arrangements from prosecution. In addition, the HHS-OIG has published safe harbor regulations that outline other types of arrangements that also are deemed protected from prosecution under the AKS, provided all applicable criteria are met. In 2020, the HHS-OIG published a final rule, “Revisions to the Safe Harbors Under the Anti-Kickback Statute and Civil Monetary Penalty Rules Regarding Beneficiary Inducements,” that implements seven new safe harbors, modifies four existing safe harbors and codifies one new exception. The failure to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement in question violates the AKS; rather, these arrangements could be subject to greater scrutiny by enforcement agencies. A determination that a financial arrangement violates the AKS could subject us to liability under the SSA, including civil and criminal penalties, as well as exclusion from participation in federal healthcare programs such as Medicare and Medicaid.

In order to obtain additional clarification on the AKS, a provider can obtain written interpretative advisory opinions from the HHS-OIG regarding existing or contemplated transactions. Advisory opinions are binding as to HHS but only with respect to the requesting party or parties. The advisory opinions are not binding as to other governmental agencies (e.g., the DOJ) and certain matters (e.g., whether certain payments made in conjunction with conduct seeking to meet certain safe harbor protections are at fair market value) are not within the purview of an advisory opinion.

Certain states in which we operate have enacted statutes and regulations similar to the AKS that prohibit some direct or indirect payments if those payments are designed to induce or encourage the referral of patients to a particular provider. Most states have anti-kickback statutes that prohibit kickbacks relating to the state’s Medicaid program, but some state anti-kickback statutes are broader and apply not only to the federal and state healthcare programs but also to other Payor sources (e.g., national and regional insurers and MCOs). These state laws (referred to sometimes as “all-payor anti-kickback statutes”) may contain exceptions and/or safe harbors that are different from those at the federal level and may vary widely from state to state. A number of states in which we operate also have laws that prohibit fee-splitting arrangements between healthcare providers, if such arrangements are designed to induce or encourage the referral of patients to a particular provider. Possible sanctions for violations of these laws include exclusion from state-funded healthcare programs, loss of licensure and civil and criminal penalties. These laws vary from state to state, often are vague and often have been subject to only limited court and/or regulatory agency interpretation.

Physician Self-Referral Prohibitions. The Stark Law, prohibits a physician (and certain other healthcare professionals) from making referrals for certain designated health services (“DHS”) payable by Medicare to an entity with which he or she (or an immediate family member) has a financial relationship (ownership, investment, or compensation), unless an exception applies. The Stark Law also prohibits the entity from presenting, or causing to be presented, claims to Medicare (or billing another individual, entity, or third-party Payor) for those referred services, again, unless an exception applies. DHS includes several services commonly performed or supplied by us, including DME and certain pharmacy items and services. In addition, the term “financial relationship” is broadly defined to include any ownership or investment interest, or compensation arrangement, pursuant to which a physician receives remuneration from the entity at issue. The Stark Law prohibition applies regardless of the reasons for the financial relationship and the referral; and, therefore, unlike the AKS, an intent to violate the prohibition generally is not required. Billing for services where an exception to the Stark Law is not met may result in loss of Medicare and Medicaid reimbursement, civil penalties and exclusion from participation in the Medicare and Medicaid programs. There is also a potential for FCA liability if there is an overpayment associated with Medicare payments made despite a financial relationship that did not meet a Stark Law exception. The Stark Law contains a number of statutory and regulatory exceptions intended to protect certain types of transactions and business arrangements from penalty. In order to qualify an arrangement under a particular Stark Law exception, compliance with all of the exception’s requirements is necessary. Since the Stark Law was enacted in 1989, there have continued to be ongoing changes and clarifications to a number of the provisions in the legislation and regulations. In addition, in 2020, CMS issued a final rule, “Modernizing and Clarifying the Physician Self-Referral Regulations,” which creates new permanent exceptions to the Stark Law for value-based arrangements as well as provides additional guidance on several key requirements that must be met in order for physicians and healthcare providers to comply with the Stark Law. For example, compensation provided to a physician by another healthcare provider generally must be at fair market value, and the final rule provides guidance on how to determine if compensation meets this requirement. The Stark Law has also been subject to varying, and sometimes contradictory, decisions by the courts.

In addition, a number of the states in which we operate have similar prohibitions against physician self-referrals, which are not limited to just the federal healthcare program. These state prohibitions may differ from the Stark Law’s prohibitions and exceptions may apply to a broader or narrower range of services, arrangements and financial relationships and may apply to other healthcare professionals in addition to physicians. Violations of these state laws may result in prohibition of payment for services rendered, loss of licenses, fines and criminal penalties. State statutes and regulations also may require physicians and/or other healthcare professionals to disclose to patients any financial relationships the physicians and/or healthcare professionals have with healthcare providers who are recommended to patients. These laws vary from state to state, often are vague, and in many cases, have not been interpreted by courts or regulatory agencies.

False Claims Act. The FCA imposes civil liability on individuals or entities that submit or cause others to submit false or fraudulent claims for payment to the government. Violations of the FCA may result in treble damages, civil penalties, attorneys’ fees and expenses and interest payments. In addition, the DOJ (which litigates FCA cases) has the discretion to refer any FCA matter to the HHS-OIG for evaluation for potential exclusion from Medicare, Medicaid and other federally funded healthcare programs. If certain criteria are satisfied, the FCA allows a relator to bring a qui tam suit on behalf of the government and, if the case is successful, to share in any recovery. FCA suits brought directly by the government or private individuals against healthcare providers, like us, are increasingly common and are expected to increase, even when the government elects not to intervene in the case. For those individuals or entities that are presently subject to FCA qui tam suits, audits, denials of claims or other audit or enforcement actions based exclusively on allegations of noncompliance with guidance documents, a 2020 HHS final rule, titled “Good Guidance Practices,” provides further authority to resolve these allegations.

The federal government has used the FCA to pursue a wide variety of alleged false claims and other frauds allegedly perpetrated against Medicare, Medicaid and other federal and state funded healthcare programs. In addition, violation of other statutes (such as the AKS or the Stark Law) can be considered to trigger violations of the FCA.

In addition to federal enforcement of the FCA, a number of states have enacted false claims acts that are similar to the FCA. Generally, these state laws allow for the recovery of money that was fraudulently obtained by a healthcare provider from the state, such as Medicaid funds provided by the state, or in some cases, from private Payors, and to assess multiples of damages, fines and penalties.

60 Day Refund Rule. Significant changes to the compliance landscape relate to various requirements for the reporting and returning of self-identified overpayments or risk potential FCA liability, Civil Monetary Penalties Law liability, and exclusion from federal health care programs for failure to report and return such overpayments. The ACA introduced section 1128J(d) of the SSA, which requires a person who has received an overpayment to report and return the overpayment to the Secretary, the state, an intermediary, a carrier, or a contractor, as appropriate, at the correct address, and to notify the Secretary, state, intermediary, carrier, or contractor to whom the overpayment was returned in writing of the reason for the overpayment. The overpayment should be reported and returned by suppliers like us, by the date which is 60 days after the date on which the overpayment was identified. CMS believes that it should take no more than six months to conclude the inquiry into a potential overpayment, though it acknowledges that particularly complex matters (like a Stark Law inquiry) may take longer.

Other Fraud and Abuse Laws. In addition to the laws described above, various other laws and regulations prohibit fraud and abuse in the healthcare industry and provide for significant penalties. For example, the knowing and willful defrauding of, or attempt to defraud, a healthcare benefit program, including both governmental and private healthcare programs and plans, may result in criminal penalties. Further, the payment of inducements to Medicare and Medicaid beneficiaries intended to influence those beneficiaries to order or receive services from a particular provider or practitioner may result in civil penalties. Examples of challenged practices include the routine waiver of coinsurance or deductibles otherwise owed by beneficiaries to induce beneficiaries to work with the company. Federal enforcement officials have numerous enforcement mechanisms to combat fraud and abuse, including an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds. In addition, federal enforcement officials have the ability to exclude from Medicare and Medicaid any investors, officers and managing employees associated with business entities that have committed healthcare fraud.

There have also been new statutes enacted to prevent fraud and abuse in healthcare, and the government continues to use existing statutes in new ways to target alleged healthcare fraud. For example, in recent years the DOJ has started using the Travel Act of 1961 as a basis for prosecuting healthcare fraud defendants based on violations of state anti-kickback or anti-bribery laws, even if various safe harbors or exceptions are met. In addition, other federal statutes criminalize healthcare fraud (e.g., 18 U.S.C. § 1347), making false statements to the government (e.g., 18 U.S.C. §§ 287, 1001) or aggravated identify theft (e.g., 18 U.S.C. § 1028A). In 2024, the DOJ announced a whistleblower rewards program for reporting original information on several types of criminal conduct, including fraud against private or other non-public health care benefit programs, potentially increasing scrutiny of health care suppliers’ conduct beyond the traditional focus on governmental payors.

Marketing Laws. Because of the products and services that we provide to patients, we are subject to certain federal and state laws and regulations regarding our marketing activities and the nature of our interactions with physicians and other healthcare providers. These laws may require us to comply with certain codes of conduct, limit or report certain marketing expenses and disclose certain physician and other provider arrangements. Violations of these laws and regulations, to the extent they are applicable, could subject us to civil and criminal fines and penalties, as well as possible exclusion from participation in federal healthcare programs, such as Medicare and Medicaid. From time to time, we may be the subject of investigations or audits, or be a party to litigation which alleges violations of these laws and regulations. If any of those allegations were successfully asserted against us, there could be a material adverse effect on our business, financial condition and results of operations.

Corporate Compliance Program. We have developed a corporate compliance program in an effort to monitor compliance with federal and state laws and regulations applicable to healthcare organizations and to implement policies, procedures and processes designed to ensure that our employees act in compliance with all applicable laws, regulations and company policies. The HHS-OIG has issued a series of compliance program guidance documents in which it has set out the elements of an effective compliance program, including a 1999 guidance for DMEPOS suppliers. The HHS-OIG has published guidance, stating that in resolving investigations relating to healthcare offenses, the agency will consider a company’s effective ethics and compliance program, where the program is reasonably designed, implemented and enforced such that it is generally effective in preventing and detecting criminal conduct. The HHS-OIG also encourages and will evaluate whether corporations take certain steps such as periodic monitoring and responding appropriately to detected criminal conduct. In 2023, the OIG published a General Compliance Program Guidance that updated and consolidated its voluntary guidance on general compliance risks and compliance programs.

Our compliance program has been structured to include these elements. The primary compliance program components recommended by the HHS-OIG, all of which we have endeavored to implement, include: formal policies and written procedures; designation of a compliance officer; education and training programs; auditing, monitoring and risk assessments; a process for responding appropriately to detected misconduct; open lines of communication; and discipline and accountability. We conduct routine compliance auditing and monitoring, including checks of relevant governmental exclusion and debarment lists, and we audit compliance with our corporate compliance program on a regular basis. From time to time, issues identified through our compliance program may trigger internal or external reviews related to our compliance with federal and state healthcare laws and regulations. These internal and external reviews may result in changes to our coding, billing and claims adjudication process for our claims, or in self-disclosures where guidelines, rules or regulations so warrant.

While we have endeavored to develop our corporate compliance program to be consistent with these guidelines, we cannot be certain that a court, or the HHS-OIG, would agree. Although we believe our approach to compliance reflects a reasonable and accepted approach for an entity doing business in the healthcare industry, we cannot assure you that our corporate compliance program will prevent, detect and/or rectify all compliance issues in all markets we serve and in all applicable time periods. If we fail to prevent, detect and/or rectify such issues, depending on the nature and scope of such issues, we could face future claims for recoupment of overpayments, civil fines and other penalties, or other material adverse consequences. For further information, see “—Enforcement of Healthcare Fraud and Abuse Laws—False Claims Act” above.

Facility and Clinician Licensure. Various federal and state authorities and clinical practice boards regulate the licensure of our facilities and clinical specialists working for us, either directly as employees or on a per diem or contractual basis. Regulations and requirements vary from state to state. We are committed to complying with all applicable licensing requirements and maintain centralized functions to manage over 1,500 facility licenses and permits that are required to operate our business. State licensing laws are often ambiguous as to whether they apply to our services, and interpretation of these laws can change without notice. If our facilities and practitioners were found to be operating without proper licensure, it could have a material adverse effect on our results of operations and financial condition.

Healthcare Reform. Economic, political and regulatory influences are continuously causing fundamental changes in the healthcare industry in the United States. In 2010, the U.S. Congress enacted and President Obama signed into law, significant reforms to the U.S. healthcare system. These reforms significantly altered the U.S. healthcare system by authorizing, among many other things: (i) increased access to health insurance benefits for the uninsured and under-insured populations; (ii) new facilitators and providers of health insurance, as well as new health insurance purchasing access points (i.e., exchanges); (iii) incentives for certain employer groups to purchase health insurance for their employees; (iv) opportunities for subsidies to certain qualifying individuals to help defray the cost of premiums and other out-of-pocket costs associated with the purchase of health insurance, and over the longer term; and (v) mechanisms to foster alternative payment and reimbursement methodologies focused on outcomes, quality and care coordination. In addition, certain states in which we operate are periodically considering various healthcare reform proposals.

Since their passage in 2010, the Patient Protection and Affordable Care Act of 2010 and Health Care Education and Reconciliation Act of 2010 (collectively, the “Health Reform Laws”) have triggered many changes to the U.S. healthcare system, some of which took effect (e.g., the subsequently eliminated individual mandate penalty) while others have continued to be delayed and subsequently repealed (e.g., the medical device tax). The Health Reform Laws also have faced several challenges and remain subject to ongoing efforts to repeal or modify the laws or delay the implementation of certain aspects of these laws. The outcome of the U.S. Presidential election could lead to renewed efforts to repeal and replace the Health Reform Laws or make further changes to the regulatory environment surrounding these laws and the additional access to coverage for our patients.

In light of the ongoing efforts to alter the Health Reform Laws, we are unable at this time to predict the full impact that potential changes will have on our business, including provisions in the Health Reform Laws related to Medicare payments, mechanisms to foster alternative payment and reimbursement methodologies focused on outcomes, quality and care coordination, Medicare enrollment and claims submission requirements and revisions to other federal healthcare laws such as the AKS, the Stark Law and the FCA. We anticipate, however, that federal and state governments will continue to review and assess alternative healthcare delivery systems and payment methodologies, and that public debate regarding these issues will continue in the future. Changes in the law or new interpretations of existing laws can have a substantial effect on permissible activities, the relative costs associated with doing business in the healthcare industry, and the amount of reimbursement available from government and other Payors. If the Health Reform Laws are repealed or modified, or if implementation of certain aspects of the Health Reform Laws continues to be delayed, such repeal, modification, or delay may materially adversely impact our business, financial condition, results of operations, cash flow, capital resources and liquidity. In addition, the potential proposals for alternative legislation to replace the Health Reform Laws may have an adverse impact on our business.

The FDA. Rotech is governed by various regulations that affect the manufacture, distribution, importation, marketing and sale of medical gases and related oxygen medical devices and supplies. Our medical gas facilities and operations are subject to extensive regulation by the FDA and other federal and state authorities. The FDA regulates medical gases, including medical oxygen, pursuant to its authority under the FFDCA. Among other requirements, the FDA’s cGMP regulations impose certain quality control, documentation and recordkeeping requirements on the receipt, processing and distribution of medical gas. Further, in each state where we operate medical gas facilities, we are subject to regulation under state health and safety laws, which vary from state to state. The FDA and state authorities conduct periodic, unannounced inspections at medical gas facilities to assess compliance with cGMP and other regulations. We expend significant time, money and resources in an effort to achieve substantial compliance with cGMP regulations and other federal and state law requirements at each of our medical gas facilities. There can be no assurance, however, that these efforts will be successful and that our medical gas facilities will achieve and maintain compliance with federal and state laws and regulations. Our failure to achieve and maintain regulatory compliance at our medical gas facilities could result in enforcement action, including warning letters, untitled letters, and Form 483s, fines, product recalls or seizures, temporary or permanent injunctions, or suspensions in operations at one or more locations, as well as civil or criminal penalties, all of which could have a material adverse effect on our business, financial condition and results of operations.

Our facilities must comply with applicable federal and state laws, regulations and licensing standards. For example, all of our locations that fill and distribute medical oxygen containers must register with the FDA as a medical gas manufacturer, and these registered locations must comply with all applicable Company and cGMP policies and practices. Regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase our costs or reduce sales. From time to time, we may undertake field corrective actions to correct product issues that may arise. These actions are necessary to ensure the products we distribute adhere to high standards of quality and safety. Additionally, we have policies and procedures in place that address the process for taking field corrective actions should we become aware of any issue related to the medical oxygen products that we fill and distribute. We continue to operate these programs to ensure compliance with applicable regulations and actively monitor proposed changes in the FDA’s regulation of medical gases and related products, particularly those which could have a material adverse effect on the products we manufacture or distribute, or our business as a whole.

We have facilities in certain states that manufacture medical gases, including medical oxygen. In the United States, medical gases, which are products that are recognized by an official pharmacopoeia or formulary, or intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease, are regulated as finished pharmaceuticals (drugs). The production, distribution and sale of medical gases and medical devices are regulated by the U.S. federal government under the FFDCA as well as by various state and local laws and other regulations. Before a medical gas can be marketed in the United States, the FDA must approve a request to certify the product as a “designated medical gas.” The FDA reviews requests for certification to confirm that the gas to which the request applies is a designated medical gas and contains the information required by regulation. Certification of a designated medical gas has the effect of a drug approval under section 505 of the FFDCA (for gases intended for human use). If changes are made to the original certification request, such as information about the requestor or the formulation of a medical gas, an amendment may be submitted to the FDA explaining the change. Rotech has obtained this certification, and in accordance with cGMP regulations, we verify the reliability of the medical gas supplier’s analytical methodology to ensure the bulk oxygen we receive has been tested in conformance with cGMP requirements. In addition, all bulk oxygen deliveries must be accompanied with a certificate of analysis that meets cGMP specifications. Each delivery of bulk oxygen provided to our bulk stand tanks must be tested by trained Rotech personnel in accordance with the mandated analytical methodology defined by cGMP regulations. We also conduct primary source verification of the FDA registration and state licensure held by each medical gas supplier that provides bulk oxygen to any of our facilities.

The FDA requires entities that manufacture or engage in certain processing operations related to medical gases (e.g., combining gases or transfilling a gas from one container to another) to comply with all establishment and drug registration and listing requirements and to follow cGMP regulations regarding quality, personnel, facilities, equipment design and calibration, production, testing processes, container and closure specifications, labeling requirements and records and complaint management. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP regulations, which impose extensive procedural and record-keeping requirements. While the FDA temporarily paused on-site routine surveillance inspections starting in March 2020 due to the COVID-19 pandemic, in a guidance issued in August 2020, the FDA explained that it resumed prioritized domestic inspections, such as pre-approval and surveillance inspections, as of July 2020, and that, for the foreseeable future, such prioritized domestic inspections would be pre-announced. The FDA has continued, on a case-by case basis, to conduct “mission-critical” inspections based on its evaluation of a number of factors related to the public health benefit of U.S. patients having access to the product subject to inspection (e.g., whether the product may have received breakthrough therapy designation or is used to diagnose, treat or prevent a serious disease or medical condition for which there is no other appropriate substitute). In May 2021, the FDA issued a report outlining the FDA’s inspectional activities during the COVID-19 pandemic and a detailed plan, including the FDA’s priorities going forward. Within this plan, the FDA stated that its priority is to inspect higher-risk establishments; there will be a longer interval between inspections for less high-risk facilities as the FDA adjusts to the impact of the COVID-19 pandemic, and postponed inspections will be prioritized based on risk and conducted over a longer period of time. We currently have 36 facilities subject to periodic inspection by the FDA and we are not aware of any pre-announced scheduled inspections. Quality control and manufacturing procedures must continue to conform to cGMP regulations after certification as a designated medical gas. Additionally, under the FDA’s regulations, we are subject to ongoing post-market requirements. For example, drug manufacturers must report adverse reactions (any undesirable experience associated with the use of a drug, including serious drug side effects, product use errors, product quality problems and therapeutic failures), provide updated safety and efficacy information and comply with requirements concerning advertising and promotional materials and activities. Any post-market regulatory obligations, and the cost of complying with such obligations, could expand in the future.

As a medical device distributor, we must rely on device manufacturers and suppliers to comply with regulatory requirements and adhere to the FDA’s cGMP and other quality requirements. We cannot predict whether any issues may arise out of any FDA inspection of their sites or regulation of their operations.

In the United States, the FFDCA, FDA regulations and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution and post-market surveillance. Failure to comply with applicable requirements may subject a company to a variety of administrative or legal sanctions, such as untitled letters, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution. Unlike manufacturers of medical devices, distributors are generally only required to comply with certain post-market requirements for medical devices, including maintaining records of complaints and adverse events related to device malfunctions, serious injuries or deaths associated with the medical device.

We distribute an array of “legend devices” or medical devices that are regulated by the FDA and which can only be dispensed pursuant to a valid prescription from an appropriately licensed healthcare provider or restricted to use by a prescribing healthcare provider. Examples of such legend devices include CPAPs, ventilators and concentrators. These legend devices are commercially available finished medical devices and are not manufactured to our particular specifications. From time to time, for business and competitive reasons, we have entered into primary source agreements with manufacturers of these legend devices. Generally, we do not believe that such agreements pose a material risk that we will be unable to obtain needed devices in the event the manufacturer is disabled from providing a device or in the event we are prohibited from distributing devices in its inventory due to regulatory issues encountered by the manufacturer. However, these potential risks, and the resulting shortages of product that may occur, can interfere with our business.

Transportation Laws. We are subject to various laws and regulations related to the operation of commercial motor vehicles and drivers and the transportation of hazardous materials. These laws and regulations, which are administered by the DOT and its agencies, including the Federal Motor Carrier Safety Administration and Pipeline and Hazardous Materials Safety Administration, as well as various state agencies, govern matters including but not limited to authorization to engage in motor carrier service, equipment safety and operation, training, record keeping, insurance, and driver qualifications and conduct. These laws and regulations also govern the transportation and handling of hazardous materials, including but not limited to medical gas products and compressed or liquid oxygen.

We are audited periodically by the DOT and our vehicles and drivers may be periodically subject to inspection, to ensure compliance with applicable laws and regulations. If we were found to be out of compliance with applicable laws or regulations, these agencies could restrict or otherwise impact our operations. Our failure to comply with any applicable laws or regulations, whether actual or alleged, could also expose us to significant fines, penalties, or potential litigation liabilities, including costs, settlements, and judgments. Further, the DOT and its agencies could institute new laws, rules or regulations, or issue interpretation changes to existing regulations at any time. The short and long-term impacts of changes in legislation or regulations are difficult to predict and could materially and adversely affect our earnings and results of operations.

Our operations are subject to the many hazards inherent in the storage, transportation and provision of medical gas products and compressed and liquid oxygen, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, damage to and destruction of property and equipment, and pollution or other environmental damage. If a significant accident or event occurs, it could adversely affect our business, financial position and results of operations. Additionally, corrective action plans, fines or other sanctions may be levied by government agencies that regulate the storage, transportation and provision of hazardous materials.

Fair Debt Collection Practices Act. Some of our operations may be subject to compliance with certain provisions of the Fair Debt Collection Practices Act of 1978 (the “FDCP”) and comparable statutes in many states. Under the FDCP, a third-party collection company is restricted in the methods it uses to contact consumer debtors and elicit payments with respect to placed accounts. Requirements under state collection agency statutes vary, with most requiring compliance similar to that required under the FDCP. We believe we are in substantial compliance with the FDCP and comparable state statutes where applicable. If our collection practices are viewed as inconsistent with these standards, we may be subject to damages and penalties.

Federal CAN-SPAM Act, Telephone Consumer Protection Act and Telemarketing Sales Rule. Some of our operations may be subject to compliance with certain provisions of the Federal CAN-SPAM Act, the Telephone Consumer Protection Act of 1991 (“TCPA”) and the Telemarketing Sales Rule and Medicare regulations. Under such regulations, companies are restricted in the methods used to contact consumers by email, telephone and text and through the use of automated “auto-dialer” type devices. Numerous class-action suits under federal and state laws have been filed in recent years against companies that conduct SMS texting programs, with many resulting in multimillion-dollar settlements to the plaintiffs. Requirements under state telephone contact laws will vary, with most requiring compliance similar to that required under the TCPA. We believe we are in substantial compliance with the federal regulations we are subject to, as well as comparable state equivalents where applicable. The scope and interpretation of the laws that are or may be applicable to the delivery of consumer phone calls, emails and text messages are continuously evolving and developing. The Medicare program has also imposed certain other requirements limiting the ability of a DMEPOS supplier to market to beneficiaries. If we do not comply with these laws or regulations or if we become liable under these laws or regulations, we could face direct liability, could be required to change some portions of our business model, could face negative publicity and our business, financial condition and results of operations could be adversely affected.

Antitrust Laws. The federal government and most states have enacted antitrust laws that prohibit certain types of conduct deemed to be anti-competitive. These laws prohibit price fixing, market allocation, bid-rigging, concerted refusal to deal, market monopolization, price discrimination, tying arrangements, acquisitions of competitors and other practices that have, or may have, an adverse effect on competition. Violations of federal or state antitrust laws can result in various sanctions, including criminal and civil penalties. Antitrust enforcement in the healthcare sector is currently a priority of the FTC and the DOJ. We believe we are in compliance with such federal and state laws, but courts or regulatory authorities may reach a determination in the future that could adversely affect our operations. Antitrust violations may result in civil or criminal liability and could have a material adverse effect on our results of operations and financial condition.

State Material Change Transaction Review Laws. Currently, at least 15 U.S. states have implemented notice or approval processes, requiring certain buyers and sellers of healthcare companies to provide notice or obtain approval from state governmental authorities, typically within or related to the applicable state’s Office of the Attorney General. Some states only require notification of certain healthcare transactions or affiliations 30 days prior to the closing of such arrangements while other states require covered parties to make a filing 180 days before the closing of certain transactions which may result in state regulators imposing conditions or restrictions on the transaction. In some cases, these laws may materially delay certain expansion efforts and may allow certain state regulators to block our transactions. Other states may consider similar laws. These new laws, if enacted, may significantly impair operations or expansion efforts in states with such laws. U.S. states or the U.S. federal government could impose additional requirements or prohibitions concerning private equity backed investments in healthcare, which could restrict the Company from pursuing desired investments or entering into certain transactions.

On April 18, 2024, FTC, DOJ, and HHS unveiled HealthyCompetition.gov, which allows anyone to submit a complaint for these agencies to review and investigate healthcare fairness and competition concerns. Additionally, on May 9, 2024, DOJ announced the formation of the Antitrust Division’s Task Force on Health Care Monopolies and Collusion (“HCMC”). The stated purpose of HCMC is to guide the division’s enforcement strategy and policy approach in health care, including by facilitating policy advocacy, investigations and, where warranted, civil and criminal enforcement in health care markets. Certain transactions that we may intend to enter into could be challenged by U.S. federal and/or state regulators, and there is no guarantee that the transactions will be allowed to proceed, and if they are allowed to proceed, there is no guarantee that they will do so unchallenged or unadulterated.

Environmental Matters. We are subject to federal, state and local laws and regulations relating to hazardous materials, pollution and the protection of the environment. Such regulations include those governing emissions to air, discharges to water, storage, treatment and disposal of wastes, including medical waste, remediation of contaminated sites and protection of worker health and safety. These laws and regulations frequently change and have become increasingly stringent over time. Non-compliance with these laws and regulations may result in significant fines or penalties or limitations on our operations or claims for remediation costs, as well as alleged personal injury or property damages. We believe our current operations are in substantial compliance with all applicable environmental, health and safety requirements and that we maintain all material permits required to operate our business.

Certain environmental laws and regulations impose strict and, under certain circumstances, joint and several liability for investigation and remediation of the release of regulated substances into the environment. Such liability can be imposed on current or former owners or operators of contaminated sites, or on persons who dispose or arrange for disposal of wastes at a contaminated site. Based on available information, we do not believe that any known compliance obligations, releases or investigations under environmental laws or regulations will have a material adverse effect on our business, financial condition and results of operations. However, there can be no guarantee that these releases or newly-discovered information, more stringent enforcement of or changes in environmental requirements, or our inability to enforce available indemnification agreements will not result in significant costs.

Organization and Operations

Organization. We have over 300 branch locations in 46 states in most major U.S. markets which provide a comprehensive range of HME products and services for home healthcare and delivery across six core business lines. Each branch location is responsible for its operations and financial performance and is supported by its own delivery drivers, customer services representatives and other employees that report to the location manager. The location managers report to the area managers, who in turn report to the regional managers and the CEO. To support our national scale, we have centralized functions including intake support, billing and collections, distribution and repair centers, purchasing, IT and other corporate support. We engage third-party providers for certain administrative services and information systems.

Operating Systems and Controls. We have systems and controls in place that allow us to monitor our operations and manage our performance. Our information systems, policies and procedures for contract administration, order entry and pricing, billing and collections, inventory management and patient equipment management protocols enable us to monitor our operational performance. We ensure that our IT policies, procedures and functions are compliant with government regulations and Payor requirements. We have invested in technologically optimizing our paperless mobility system, in order to eliminate paper forms, optimize delivery routes and ensure all patient paperwork is completed and signed before our delivery drivers leave the patient’s home. Our paperless mobility system has led to an increase in efficiency, reduction in errors and audit failures and lowered costs.

Compliance and Ethics. As a leader in the home healthcare industry, we have a robust compliance program that is designed to further our commitment to providing quality HME products and services while maintaining high standards of ethical and legal conduct. Our focus on investing in our organizational infrastructure and information technology platform are fundamental to driving our strong culture of disciplined regulatory compliance.

The compliance program also includes a written code of ethical business conduct that employees receive as part of their initial orientation process and continued education and training and which management reviews through periodic reviews and attestation processes. The compliance program also includes a confidential disclosure program with a telephone hotline, written policy guidelines, excluded party verifications, frequent reinforcement, compliance audits, a formal disciplinary component and other programs. All of our employees are required to adhere to strict policies related to confidentiality of patient health data and other information, privacy practices and email usage.

Compliance oversight is provided by our compliance and ethics committee, which meets quarterly and consists of senior and mid-level management personnel from several departments. Periodic compliance updates are provided to the board of directors for review and discussion. The committee investigates and evaluates every internal and outside compliance-related allegation to arrive at a compliance finding and recommendation regarding how to proceed. Additionally, the committee works with our internal compliance team to review coverage denials and correspondence to identify denial trends with a focus on federal reimbursement programs. The committee also reviews and refines workflows and audit processes and recommends system enhancements, training or other corrective actions to reduce error rates.

Receivables Management and Cash Collections. We are subject to complex regulatory requirements governing billing and reimbursement for our HME products and services and have ongoing initiatives focused specifically on accounts receivables management. We are continuing to improve our proprietary technology platform, including the use of mobile apps, web portals, electronic ordering, patient payments, electronic claims submission and electronic funds transfer with government and commercial Payors. We submit substantially all of our claims electronically. We have invested and continue to invest actively in technological improvements to enhance our receivables management.

Suppliers. Substantially all HME products and services used in our business are purchased from third parties. We have many key supplier relationships and we believe that we are not wholly dependent upon any single product manufacturer or supplier. All of our product needs can be met by several similar suppliers if any one supplier became unable to continue our current business relationship. Our sourcing strategy leverages relationships with industry-leading suppliers but also maintains competition and standardization that allows us to source from leading suppliers in any given category. Further, supplier diversity is an integral component of our business practice, allowing us to facilitate and encourage strong, mutually beneficial relationships with large, small and diverse businesses in the communities we serve.

Nationwide Accreditation. All of our operations, including our branch locations, are accredited by The Joint Commission. As the home healthcare industry has grown and accreditation has become a mandatory requirement for Medicare DMEPOS providers, the need for objective quality measurements has increased. Accreditation by The Joint Commission entails a lengthy voluntary review process that is conducted every three years. Accreditation is also widely considered a prerequisite for entering into contracts with MCOs. We undergo regular inspections and evaluations and have met The Joint Commission’s rigorous accreditation standards for delivering consistent, high-quality and safe care since 1997. We share The Joint Commission’s commitment to continuous improvement and providing the highest quality patient care at the best value.

Legal Proceedings

On October 18, 2023, a “Jane Doe” plaintiff, though one known to Rotech, filed a pro se complaint in the United States District Court for the Eastern District of Wisconsin against Rotech and several other entities under the Americans with Disabilities Act of 1990 (“ADA”) seeking compensatory and punitive damages. The complaint alleges that Rotech has refused to provide oxygen therapy for Plaintiff and has refused to provide reasonable accommodations for Plaintiff. The case was transferred to the United States District Court for the Western District of Wisconsin as Case No. 3:23-CV-00812-JDP. The Court screened the case and rejected Plaintiff’s ADA claim, but permitted the case to continue as a claim under the Rehabilitation Act of 1973 (the “Rehabilitation Act”). On February 12, 2024, Rotech moved to dismiss the case on the grounds that the Rehabilitation Act does not apply to Rotech because: (1) Rotech is not the direct recipient of federal financial assistance; and (2) Plaintiff has not plausibly alleged actionable discrimination or retaliation by Rotech, which canceled Plaintiff’s oxygen therapy services only after Plaintiff refused to participate in required testing and failed to comply with Rotech’s safety and compliance related requirements for such services. The briefing on Rotech’s motion (as well as the other defendants’ motions) is complete and the Court has not yet ruled. The court held a telephonic status conference on March 28, 2024, and set a trial date of August 25, 2025. Rotech believes that the allegations against it are meritless and that it has a strong motion to dismiss.

In May 2022, the U.S. Attorney’s Office for the Southern District of New York served a Civil Investigative Demand (“CID”) on Rotech. The CID describes the investigation as concerning sales, marketing, patient services and billing practices in relation to the rental of respiratory devices (including CPAPs, BiPAPs, Oxygen, Afflovests and Non-Invasive Ventilators) that may violate the FCA or the AKS. More specifically, the matter is an investigation of the oxygen supply industry’s alleged failure to confirm customers have a continued need to use the devices prior to billing payors, and Rotech is one of several companies served. Rotech has been responding to the CID, cooperating with the investigation, engaging in discussions with the U.S. Attorney’s Office and producing documents. At this time, any liability is unknown and the likelihood of a material outcome unfavorable to Rotech also is unknown.

Intellectual Property

We have registered the Rotech trademark and numerous other trademarks and related trade names. We also hold numerous trademarks and copyrights which are not material in nature. We do not own any registered intellectual property covering the intellectual property in the software we develop and instead rely on certain unregistered intellectual property rights to protect our software. We do not own or have a license or other rights under any patents that are material to our business, but we license certain technology and software that is material to our business from third parties.

Properties

We lease our headquarters, located in Orlando, Florida, which consists of approximately 30,000 square feet of office space. We have leased this location since 2023 and our current lease expires on October 31, 2031.

We have over 300 branch locations in 46 states, including most major markets, as well as regional distribution and repair centers, customer service and billing centers, a national distribution facility and a biomedical center for the repair, maintenance and distribution of patient equipment. The regional facilities are typically located in light industrial areas and generally range from 1,500 to 30,000 square feet. The typical branch location facility is a combination warehouse and office and can range from 1,000 to 30,000 square feet. We lease most of our facilities with lease terms of three years or less. We believe our current facilities and office space are sufficient to meet our current needs as well as anticipated growth.

Human Capital Resources

As of December 31, 2024, we had approximately 4,000 FTEs. Our human capital resources objectives include attracting and retaining highly motivated, well-qualified employees. Our compensation program is designed to attract, retain and motivate highly qualified employees and executives. We use a mix of competitive salaries and other benefits to attract and retain employees and executives. None of our employees are covered by collective bargaining agreements. We believe that our employee relations are good, and we are committed to inclusion and policies and procedures to maintain a safe work environment.

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